Exhibit 23.2

December 9, 2021

To:  The United States Securities and Exchange Commission

Brookfield BRP Holdings (Canada) Inc. (the “Company”)

We refer to the registration statement on Form F-3ASR filed by the Company, Brookfield Renewable Partners L.P., Brookfield Renewable Energy L.P., BRP Bermuda Holdings I Limited, Brookfield BRP Europe Holdings (Bermuda) Limited, Brookfield Renewable Investments Limited and BEP Subco Inc. (File Nos. 333-255119, 333-255119-01, 333-255119-02, 333-255119-03, 333-255119-04, 333-255119-05 and 333-255119-06), which became automatically effective upon filing with the Commission on April 8, 2021.

In connection with the prospectus supplement of the Company dated December 7, 2021 (the “Prospectus Supplement”), we consent to the reference to our firm’s name under the heading “Legal Matters”, and consent to the use of our firm’s name and reference to our opinion under the headings “Certain Canadian Income Tax Considerations”.

Yours truly,

/s/  Goodmans LLP

Goodmans LLP